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                                                                   EXHIBIT 10.22

                       [NETCAP VENTURES, INC. LETTERHEAD]

                                January 15, 2002

Mr. Michael Blumenfeld, CEO
Collegiate Pacific, Inc.
13950 Senlac Drive
Suite 100
Dallas, TX 75234

         RE: ENGAGEMENT AGREEMENT FOR INVESTMENT BANKING SERVICES

Dear Mr. Blumenfeld:

         This letter sets forth an Engagement Agreement (the "Agreement") between:

           NETCAP VENTURES, INC., A CALIFORNIA CORPORATION ("NETCAP")
                                       AND
             COLLEGIATE PACIFIC, INC., A DELAWARE CORPORATION ("CP")


with respect to advisory services to be provided by NetCap.

         1. Advisory Services. In general, NetCap will provide a range of investment banking and advisory services to CP, which may include, however, but are not limited to, advising CP in connection with the conversion of CP warrants currently issued and outstanding (the "Warrants"), including issues related to the mechanics of such conversion, the timing of such conversion, the evaluation of call, cancel and/or re-price provisions of such warrants; advising in connection with the filing of any document(s) as may be required by federal and state securities regulations.

         2. Exclusive Engagement. Except as the parties may subsequently agree in writing, CP agrees that only NetCap shall have the exclusive rights to provide investment banking and advisory services to CP, and to earn compensation in connection with the services provided under this Agreement and in connection with the conversion of the Warrants.

         3. Engagement Period / Termination. The term of this Agreement (the "Engagement Period") will expire one (1) year from the date of this Agreement unless (i) terminated by CP upon 10 days prior written notice in the event that fewer than 150,000 Warrants have been converted within 120 days from the date of this Agreement, or (ii) terminated by CP upon 10 days written notice in the event that fewer than 500,000 warrants have been converted within 180 days from the date of this Agreement, or (iii) terminated upon the mutual written agreement of CP and NetCap. The Engagement Period may be extended for additional 30-day periods upon the written mutual consent of CP and NetCap.




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         4. Due Diligence.

         (a) Each party hereto has the opportunity to conduct a due diligence background investigation of the other party. CP will permit NetCap to contact, and will assist NetCap in contacting, to the extent NetCap deems necessary, third parties with whom CP has material relationships, CP's existing shareholders, existing financing sources, CP's major customers and suppliers, and hereby authorizes CP's past and existing accountants, bookkeepers or auditors to respond to due diligence questions and/or meet with NetCap and its legal counsel.

         (b) The effectiveness of this Agreement is conditional upon NetCap's satisfaction, determined in its sole discretion, as to CP's responses to NetCap's due diligence inquiry. NetCap shall be entitled to make whatever due diligence inquiry of CP it deems appropriate at any time during the term of this Agreement.

         5. Confidentiality of CP Materials.

         (a) NetCap will keep confidential and not disclose to any third party any confidential information of CP made available to NetCap pursuant to paragraph 4A above by CP, and will use the confidential information only in connection with the engagement hereunder; provided, however, such confidential information shall not include (i) any information that is or becomes generally available to the public other than as a direct or indirect result of the disclosure of any of such information by NetCap; (ii) any information that was in NetCap's possession prior to the time it was first made available to NetCap by or on behalf of CP, provided that the source of such information was not and is not bound by any contractual or other obligation of confidentiality to CP or any other person with respect to any of such information; or (iii) any information that becomes available to NetCap on a non-confidential basis from a source other than CP, provided that such source is not bound by an contractual or other obligation of confidentiality to CP or any other person with respect to such information. Any information which becomes available to NetCap on a confidential basis may be disclosed (x) to NetCap's partners, employees, agents, sub-agents, advisors, representatives and potential investors, in connection with its engagement hereunder, who shall be informed of the confidential nature of the information and that such information is subject to a confidentiality agreement and any such party agrees to be bound by such confidentiality agreement; (y) to any person with the written consent of CP, including to any prospective investors in CP; or (z) subject to the sub-paragraph immediately below, to the extent NetCap is required by applicable law or governmental regulation or by valid legal process to disclose such confidential information.

         (b) If NetCap is required to by law or governmental regulation or by subpoena or other valid legal process to disclose any confidential information to any person, NetCap will immediately provide CP with written notice of the applicable law, regulation or process so that CP may seek a protective order or other appropriate remedy. NetCap will cooperate fully with CP in any attempt by CP to obtain such protective order or remedy. If CP elects not to seek, or is unsuccessful in obtaining any such protective order or other remedy in connection with any requirement that NetCap disclose any confidential information, and if NetCap provides CP with a written opinion of reputable legal counsel acceptable to CP confirming that the disclosure of such confidential information is legally required, then NetCap may disclose such confidential information to the extent legally required; provided, however, that NetCap will use its best efforts to ensure that such confidential information is treated confidentially by each person to whom it is disclosed.




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         (c) The terms of this Agreement are confidential and may only be disclosed to any unrelated party with prior written permission by the parties.

         6. CP Duties Upon Execution of this Agreement. Immediately upon the execution of this Agreement, CP agrees to:

         (a) Provide NetCap with a copy of CP's current Business Plan containing a complete review of the business and affairs of CP, including a competitive market analysis.

         (b) Notify its attorneys, accountants and bookkeepers that NetCap is CP's investment banker who should be provided fully access and knowledge of all documents and communications relevant to the performance of NetCap under this Agreement.

         (c) CP shall identify to NetCap the full contact coordinates, including name of firm, principal contact, address, phone, fax and e-mail, for all sources of institutional and individual equity and debt financing with whom CP has existing relationships. Upon request by NetCap, CP shall make appropriate introductions and facilitate NetCap's contact with such financing sources for purposes of business related to CP.

         (d) CP hereby agrees that it shall not call or cancel its currently outstanding common stock purchase warrants, nor re-price such warrants, at any time during the term of this Agreement without the written consent of NetCap.

         (e) CP acknowledges that NetCap, in providing services under this Agreement, is relying primarily on CP filings made with the U.S. Securities and Exchange Commission and the accuracy and completeness of the information contained therein.

         7. CP Representations Regarding CP Documentation.

         (a) All documentation to be provided by NetCap to third parties, including, but not limited to, financial statements, balance sheets, income and expense statements, profit and loss statements, financial statements or other forward looking statements, or any filings made with the Securities and Exchange Commission or other state securities regulators relating to CP (collectively, the "Documentation"), shall be prepared either by or on behalf of CP or approved in writing by CP. All financial statements contained in the Documentation will be in form and content satisfactory to NetCap and NetCap's legal counsel and will, except for interim financial statements, be prepared and reported on by SEC approved accountants selected by CP and satisfactory to NetCap.

         (b) CP hereby agrees that, should CP forward or reverse split its stock, or otherwise change its capitalization, all numbers set forth in this Agreement shall be appropriately adjusted such that the relative rights of the parties shall remain unchanged, unless otherwise agreed to by NetCap.

         (c) CP hereby represents and warrants that it has prepared an SB-2 filing and four amendments thereto, dated September 28, 1998, October 26, 1998, April 7, 2000, May 8, 2000, and December 10, 2001 respectively.

         (d) CP represents that the Documentation, taken together as a whole, shall not contain an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. CP also agrees to supplement and periodically update all such Documentation if necessary prior to any closing(s) so as to comply with the representation in the immediately preceding sentence.




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         8. Compliance with Securities Laws.

         (a) CP and NetCap each agree to conduct themselves in a manner intended to comply with any and all applicable Federal and State securities laws.

         (b) NetCap hereby represents that it is a licensed NASD broker-dealer.

         (c) During the Engagement Period, CP agrees to file such documents as may be required by the SEC and the AMEX regulators so as to cause its securities to remain qualified for sale on the AMEX exchange.

         9. Advisory Process. Providing investment banking, corporate finance, corporate development and investor relations advisory services by NetCap to CP will be a collaborative process involving NetCap, CP's management, attorneys, accountants, public relations, investor relations and consultants. CP acknowledges that it has a good faith obligation to participate in performing, responding, delegating and otherwise cooperating in this process.

         10. NetCap Compensation.

         (a) Retainer Fee. As an inducement to cause NetCap to perform services under this Agreement, CP shall pay NetCap a $20,000 non-refundable retainer, payable upon execution of this Agreement. The entire sum of all retainer amounts paid shall be deducted from the fees payable to NetCap pursuant to sub-paragraph
(b), below.

         (b) Warrant Conversion. Subject to CP filing an amendment to its SB2, which filing shall be made as soon after the execution of this Agreement as is practicable, covering the transactions described in this Agreement, and only after such amendment is declared effective by the SEC, NetCap shall receive: (i) a fee, payable in cash, equal to ten percent (10%) of the gross proceeds received by CP from the conversion of any and all Warrants, and (ii) warrants to acquire CP common stock, as more fully defined in sub-paragraph (c), below, equal to ten percent (10%) of the number of Warrants converted during the Engagement Period. Furthermore, CP agrees to pay all cash fees pursuant to this Paragraph 10(b) on any and all Warrants exercised during the twelve-month period following the date of this Agreement. CP agrees to remit to NetCap by wire transfer each Friday the fees payable to NetCap earned during the previous week. Warrants earned under this Agreement shall be issued by CP as soon as possible following the last day of each month during which warrants are earned.

         (c) Form of NetCap Warrants. The warrants that CP shall grant to NetCap (the "NetCap Warrants") to purchase CP stock (the "NetCap Shares") pursuant to sub-paragraph (b), above, will be in a form that the parties will mutually agree to prior to January 31, 2002, however, will contain the following summarized terms: The NetCap Warrants shall: be non-cancelable and non-callable; be non-transferable except to NetCap employees involved in the provisions of services under this Agreement; be granted for one mill (.001); be exercisable for five (5) years from the effective date; have an exercise price of $6.50; and include a net issuance provision if allowable by regulation; and contain anti-dilution provisions mutually agreeable to the parties. The total sum of warrants available to NetCap shall be 423,000 warrants - representing 10% of the number of outstanding warrants of CP. The NetCap Warrants shall have certain registration rights. The NetCap Warrants shall have "piggyback" registration rights, and CP shall give the holders of the NetCap Warrants notice by registered mail at least 30 days prior to the filing of any registration statement with the SEC. In addition to such "piggyback" registration rights, at any time during the five years subsequent to the date of issuance of NetCap Warrants, NetCap may make one "demand" registration, under which CP agrees to apply for registration the NetCap Shares underlying the NetCap Warrants at the request of NetCap and will file a registration statement under the 1933 Act covering such securities within 60 days after receipt of such




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request. Should the filing of the registration be delayed by CP, the exercise period for the NetCap Warrants shall be extended for a period of time equal to the length of such delay in filing to register these securities, and the number of NetCap Warrants shall be increased by two percent (2%) per month for each such 30 day delay or fraction thereof. This request may be made once at any time during a period of five years (the "Registration Rights Period"). CP will bear all expenses attendant to registering the securities.

         (d) "No short" - "No Arbitrage" Provision. During the term of this Agreement and until any and all warrants earned by NetCap have either expired or been exercised, NetCap agrees that it shall not, directly or indirectly, sell short any CP securities nor engage in any other activity which serves to create an arbitrage situation with respect to CP securities it may own or have the right to acquire.

         11. NetCap's Reimbursable Expenses. CP shall have the right to approve in advance any expenses incurred by NetCap in connection with rendering services under this agreement, which approval shall not unreasonably be withheld. CP agrees to pay the following expenses, either directly, or to reimburse NetCap for all direct expenses incurred by NetCap associated with NetCap's performance of services under this Agreement, including, but not limited to:

         (a) The fees and expenses of all attorneys and accountants retained by CP, as well as any and all other third party advisors, consultants and service providers, as reasonably approved by CP, in connection with the services provided by NetCap under this Agreement.

         (b) The fees and expenses related to compliance with regulatory matters, blue-sky laws, and the securities laws of any foreign jurisdiction in which CP and NetCap agree that it would be advisable to do so, including, but not limited to, attorneys' fees, filing fees and any costs associated with issuing or transferring CP securities to any party.

         (c) The fees and expenses of both CP and NetCap in connection with airfare, hotel, car, rail, meal, luncheons, functions, postage, overnight mail, long-distance phone call, fax, and other reasonable expenses and costs related to contacting and meeting with current and/or prospective shareholders. Prior to booking airfare and hotels for exposure tours, NetCap will submit a proposed itinerary and projected expenses to CP for approval. NetCap shall provide a schedule of suggested domestic and/or international travel deemed advisable during the Engagement Period. Such schedule shall estimate travel locations, dates, costs, and NetCap participants for each event. To the greatest extent possible, CP shall be responsible, through its travel agent, for making and paying for all airfare and hotel reservations in connection with planned road shows, so as to avoid the need for NetCap to come out-of-pocket for such expenses, then seek reimbursement.

         (d) In the event that NetCap and CP mutually agree to prepare an Internet-based exposure tour for CP, then all expenses associated therewith.

         (e) The expenses associated with the placement of a one-eighth page tombstone ad in each of the LA Times, The Wall Street Journal national edition, and a major publication of CP's home office location, provided that at least 500,000 Warrants are converted during the term of this Agreement.

         12. NetCap's Allocation Rights and Future Rights.

         (a) CP will expeditiously take all steps necessary to support NetCap's efforts under this Agreement. CP agrees that during the Engagement Period of this Agreement it will not negotiate with any other investment banking firm, nor negotiate with any investor for debt or equity investment into CP without the inclusion of NetCap in the negotiations.




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         (b) Contingent upon the conversion of at least 500,000 Warrants, NetCap shall have the right to participate as manager or co-manager for any private and/or public equity placements for a period of 12 months from the date of this Agreement.

         13. Additional Representations and Warranties of CP. As of the date of this Agreement, CP represents and warrants to NetCap, and NetCap shall receive such assurance as it reasonably requests (including the satisfactory opinion of CP's legal counsel), that:

         (a) CP is duly incorporated, validly existing, and in good standing under the laws of its state of incorporation, and with full power and authority to conduct its business as it is currently being conducted and to own its assets; it is in good standing in each other jurisdiction where such qualification is required by virtue of the conduct of CP's business or ownership of its assets; and it has secured any other authorizations, approvals, permits, and orders required by law for the conduct by CP of its business as it is currently being conducted.

         (b) CP has duly authorized the issuance and sale of such warrants upon the terms of their offer by all requisite corporate action, including, if necessary, valid and effective amendment of the Articles of Incorporation of CP and authorization by CP's Board of Directors of the issuance and sale of the securities in accordance herewith.

         (c) During the Engagement Period, CP may elect to use NetCap in an attempt to offer or sell, or solicit any offer to buy any securities or debt for CP, or a substantial portion of its assets. Notwithstanding the foregoing, nothing in this Agreement shall prohibit CP from the independent repurchase of its common stock under previously announced stock repurchase programs, or future programs. CP shall use NetCap in any effort to sell its securities during the exclusive period of this Agreement.

         (d) Prior to the termination of this Agreement, CP shall not, without the advance written notice to NetCap, issue or agree to issue additional shares, rights, or contracts to buy shares (including warrants and options), or securities convertible into shares.

         (e) CP shall promptly notify NetCap if, because of the occurrence of any event or condition, the passing of time or otherwise, any of the written communications or any oral communications of CP and its officers to NetCap and prospective purchasers of the securities which relate to the offer and sale of the securities, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements, in light of the circumstances under which they were made, not misleading. The written communications shall be amended in form and substance satisfactory to NetCap and CP so that after giving effect to such amendment, the written communications (and attendant oral communications) will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements in light of the circumstances under which they were made, not misleading.

         (f) There is no litigation or governmental proceeding pending or threatened against, or any other development involving the property or business of CP, which would materially and adversely affect the business or financial condition of CP.

         (g) CP represents that it is not in default in the performance of any obligation, agreement, or condition contained in any agreement of CP or in any agreement by which CP or any of its property is bound; and the execution and delivery of this Agreement, the fulfillment of the terms set forth herein and the consummation of the transactions contemplated hereby will not conflict with, or constitute a breach of or default under, any agreement, indenture, or instrument by which CP is bound or any law, administrative rule, regulation, or decree of any court or any governmental body or administrative agency applicable to CP.




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         (h) Any CP securities, when issued and paid for, will represent validly authorized, duly issued and fully paid and non-assessable shares of CP, and the issuance thereof will not conflict with the Articles of Incorporation or Bylaws of CP nor with any outstanding warrant, option other than employee stock options, call, pre-emptive right, or commitment of any type relating to CP's capital stock.

         14. Additional Conditions on NetCap's Performance. NetCap's undertakings under this Agreement are generally subject to the following condition: The operating and financial results and projections of CP shall, in NetCaps' reasonable judgment, continue to be favorable during the Engagement Period.

         15. Limitation of Authority/Waiver of Conflicts.

         (a) NetCap is acting as an independent contractor consultant only, and shall have no authority to enter into any commitments on behalf of CP, or any of their affiliates, or to hold any funds or securities in connection with any transaction or to perform any other act on behalf of CP or any of its affiliates without CP's express written consent. This Agreement shall not be deemed to create an employment, joint venture, agency, or other relationship except as an independent contractor relationship between NetCap and CP. None of the services provided by NetCap are intended to be construed as giving investment, legal or tax advice.

         (b) CP acknowledges that directors or officers of CP, including Michael Blumenfeld and Adam Blumenfeld, and/or other holders of CP warrants, may determine to sell or convert their warrants by establishing an account relationship with JB Oxford, NetCap's clearing firm. NetCap representing CP as an investment banker and also representing such CP warrant holders may present a conflict of interest. Nevertheless, after consulting with counsel, CP waives any and all such conflicts so as to authorize NetCap to represent CP, on one hand, and any and all warrant holders, on the other hand.

         16. Indemnification.

         (a) NetCap agrees to indemnify and hold harmless CP and its respective officers, directors, agents and affiliates from and against any and all losses, damages, liabilities and expenses arising out of any action or claim related to NetCap's performance of its obligations hereunder or any violation or alleged violation of any law relating thereto, including violations of the Securities Act of 1933.

         (b) CP agrees to indemnify and hold harmless NetCap and its respective officers, directors, agents and affiliates from and against any and all losses, damages, liabilities and expenses arising out of any action or claim related to CP's performance of its obligations hereunder or any violation or alleged violation of any law relating thereto, including violations of the Securities Act of 1933. CP specifically indemnifies NetCap from any claims, actions or lawsuits asserted by CP or any CP shareholders alleging, in substance, that NetCap had a conflict of interest in representing CP, on one hand, and any and all warrant holders, on the other hand, or that NetCap did not act in the best interests of CP when facilitating the exercise or conversion of warrants by warrant holders.

         (c) Neither CP nor NetCap shall be liable for any settlement or any action or claim (or for any related losses, damages, liabilities or expenses including attorneys fees) if such settlement is effectuated without its written consent. Neither CP nor NetCap shall settle any action in which an indemnified party is a party, unless such indemnified party consents to such settlement or such settlement includes, as a term thereof, the delivery by the claimant to such indemnified party of an unconditional release of all liability in respect of such action. If any action shall be brought against any indemnified party in respect of which indemnity may be sought pursuant to the provisions of subsections a and b above, such indemnified party shall




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promptly notify the other party in writing, and the other party shall have the right to assume the defense thereof with counsel of its own choosing.

         (d) Any indemnified party shall have the right to employ separate counsel in any such action and participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the employment thereof has been specifically authorized by the other party in writing, (ii) the party has failed to assume such defense and to employ counsel, or (iii) in such action there is, in the reasonable opinion of such separate counsel, a material conflict on any material issue between the position of the party and the position of such indemnified party.

         (e) This paragraph shall survive the expiration or termination of this Agreement.

         17. Public Announcements. No public announcement shall be made by either party with respect to the other party unless approved mutually in advance and in writing, which approval shall not be unreasonably withheld.

         18. Arbitration of Disputes. The parties hereby agree that in the event that a dispute arises concerning the interpretation of this Agreement or a breach of this Agreement is alleged to have occurred, then the parties shall submit the issue of such interpretation or alleged breach to binding arbitration, to be construed under the laws of the state of California, pursuant to the rules and of the Commercial Arbitration Rules of the American Arbitration Association, with venue in Orange County, California.

         19. Attorneys' Fees. If any action at law, in equity, or arbitration, is necessary to enforce or interpret the terms of this Agreement, the prevailing party in the decision of the judge or arbitrator, shall be entitled to reasonable attorneys' fees and costs, in addition to any other relief to which it may be entitled.

         20. Notices. Unless otherwise provided, any notice required or permitted under this Agreement shall be given in writing and shall be deemed effectively given upon (i) personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail, telex or facsimile if sent during normal business hours of the recipient, otherwise the following business day, (iii) one
(1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt, or (iv) three (3) days after or deposit with the United States Post Office, by registered or certified mail, postage prepaid and addressed to the party to be notified at the addresses set forth at the beginning of this Agreement or at such other address as such party may designate by ten (10) days' advance written notice to the other parties.

         21. Offer Period / Entire Agreement. Until signed by CP, the terms of this letter shall be considered an offer by NetCap that shall expire on January 15, 2002. When signed by CP, this Agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to the engagement of NetCap by and contains all of the covenants and agreements between the parties with respect to such Engagement in any manner whatsoever. This Agreement may be executed in one or more counterparts, all of which together shall be deemed an original. Additionally, a fax transmittal of both signatures signifies a legally binding Agreement. This Agreement cannot be amended, supplemented, modified or changed in any way without the written consent of both parties.




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         If the terms and conditions of this Agreement are acceptable to you, then please execute this Agreement where indicated below and return an originally executed Agreement to me together with the initial retainer check.

                                       Sincerely,

                                       NETCAP VENTURES, INC.
                                       a California corporation


                                       /s/
                                       -----------------------------------------
                                       By: Frank Marino
                                       Its: Chief Executive Officer

ACCEPTANCE:

                                       COLLEGIATE PACIFIC, INC.
                                       a Delaware corporation


Dated: January 15, 2002                /s/
                                       -----------------------------------------
                                       By: Mr. Michael Blumenfeld
                                       Its: Chief Executive Officer




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